Summary of Loan Agreement Entered into by and between Shenzhen BAK Battery Co., Ltd. (“the Company”) and Shenzhen Eastern Branch, Agricultural Bank of China (“the Creditor”) dated December 2 nd, 2008.

Main contents
➢	Contract number: 81101200800001822;
➢	Loan principal: RMB 150 million;
➢	Loan term: from December 2nd, 2008 to December 1st, 2009;
➢	Floating interest rate: annually 5.58%, rate adjustment in a 3-month cycle;
■	Interest accrued and settled per month, interest settlement day is the 20th day of each month;
■	Penalty interest rate for delayed repayment: 5.58% plus 50% *5.58%;
■	Penalty interest rate for embezzlement of loan proceeds: 5.58% *1;

➢	Purpose of the loan is to provide working capital for purchasing raw material of the Company;
➢	Advanced repayment of loan needs to be approved by the Creditor;
➢
Breach of contract penalties: correct the breach of contract in time limit; suspension of loan unprovided; release loan agreement, demand prepayment of loan principal and interest before maturity; imposition of punitive interest incurred due to delayed loan; imposition of punitive interest for embezzlement of loan; imposition of plural interest for unpaid interest; withdraw from any accounts of the Company the loan principal, interest and other fees; compensation for the Creditor’s expenses incurred due to demanding the loan principal and interest in case of litigation; publicize the breach of contract, etc.

➢	Supplemental: This Loan Agreement is in compliance with the Comprehensive Credit Facility Agreement of Maximum Amount (No.81001200813170001).

Headlines of the articles omitted:
➢	Loan arrangement
➢	Interest clearing of the loan
➢	Payment of the loan
➢	Interest penalty of loan
➢	Guarantee of the loan agreement
➢	Rights and obligation of the Company
➢	Rights and obligations of the Creditor
➢	Disputation settlement
➢	Validity
➢	Text
➢	Notification